Exhibit 99.1

  MusclePharm Hires Former General Electric Veteran to Head Operations
Strengthens Executive Leadership Team with Appointment of Alberto Andrade as Chief Operating Officer

Burbank, CA – (April 30, 2019) - MusclePharm® Corporation (OTCQB: MSLP) (“MusclePharm” or the “Company”), a scientifically driven, performance-lifestyle sports nutrition company, today announced that it has finalized the C-Level search for a Chief Operating Officer with the appointment of Alberto Andrade.

Mr. Andrade joins MusclePharm from Juanita’s Foods, the market leader in Mexican canned foods where he was CFO and Vice President of Strategic Sourcing. In this role, he successfully led numerous business improvement initiatives resulting in multi-million-dollar savings and operating efficiencies. Mr. Andrade has held various corporate leadership positions with General Electric, Spectrum Brands, Home Depot and Anderson Seafoods.

Mr. Andrade brings with him the Fortune 50 sophistication, with the practical hands-on leadership of smaller company environments supported with an MBA (Finance), CPA, Certified Six Sigma Green Belt and ISO-9000 certification.

 “After an extensive executive search process, I couldn’t be more pleased with the appointment of Alberto as Chief Operating Officer,” said Ryan Drexler, Chairman, CEO and President of MusclePharm. “With Alberto’s 20+ years of strategic process implementation, business optimization and cost efficiency expertise, his addition will contribute significantly as MusclePharm continues to position itself for sustainable and profitable growth.”

About MusclePharm
MusclePharm® is an award-winning, worldwide leading sports nutrition & lifestyle company offering branded nutritional supplements. Its portfolio of recognized properties include the MusclePharm® Sport Series, Essentials Series, and recently-launched Natural Series, as well as FitMiss™. MusclePharm® products are available in more than 100 countries globally, helping athletes everywhere achieve goals related to strength, lean muscle growth, endurance, weight-loss, rapid recovery, athletic performance and general wellness. For more information, visit www.musclepharm.com.

Forward-Looking Statements
This news release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities and Exchange Act of 1934, as amended. Statements that are not a description of historical facts constitute forward-looking statements and may often, but not always, be identified by the use of such words as "expects," "anticipates," "intends," "estimates," "plans," "potential,” "possible," "probable,” "believes," "seeks," "may,” "will,” "should," "could" or the negative of such terms or other similar expressions. Actual results may differ materially from those set forth in this release due to the risks and uncertainties inherent in the Company's business. More detailed information about the Company and the risk factors that may affect the realization of forward-looking statements is set forth in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2017, the Company's Quarterly Reports on Form 10-Q and other filings submitted by the Company to the Securities and Exchange Commission, copies of which may be obtained from the SEC's website at www.sec.gov. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. All forward-looking statements are qualified in their entirety by this cautionary statement and the Company undertakes no obligation to revise or update this release to reflect events or circumstances after the date hereof.